CODE OF ETHICS
DATED December 31, 2022

This Code of Ethics (the “Code”) applies to all Access Persons, as defined in Section 1(a) below, of Lido Advisors, LLC (“Lido” or the “Firm”).

1.Definitions

(a)“Access Person” means, for the purposes of the Code, all employees of the Firm, including any director, officer, general partner, or advisory person of the Firm, and any independent contractors, interns, and/or temporary employees who have access to non-public information regarding clients’ recent purchases or sales of securities, are involved in making securities recommendations to clients, or who has access to such recommendations that are non- public.

(b)“Beneficial Ownership” means any interest in a security for which an Access Person can directly or indirectly receive a monetary benefit, which may include the right to buy or sell a security, to direct the purchase or sale of a security, or to vote or direct the voting of a security (see Appendix 1 of this section for Examples of Beneficial Ownership). This term also includes securities held by members of an Access Person’s immediate family sharing the same household; provided, however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

(c)“Exchange Traded Funds” (“ETFs”) are shares of ownership in either funds, unit investment trusts or depository receipts that hold portfolios of common stocks or other securities that closely track the performance and dividend yield of specific indices.

(d)“Exempt Transactions” means any transaction exempt from the pre-clearance, holding and/or reporting requirements under the Code. Such transactions are still subject to the Code of Ethics, and may still be reviewed by the Chief Compliance Officer or designee.

(e)“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Bank Secrecy Act of 1970, as it applies to fund and investment advisers, Title V of the Gramm-Leach-Bliley Act of 1999, the Sarbanes-Oxley Act of 2002, any rules adopted by the SEC under any of these statutes and any rules adopted thereunder by the SEC, Department of Labor or the Department of Treasury.

(f)“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(g)“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77(d)(6)) or pursuant to 230.504, 230.505, or 230.506 of this chapter. For example, a private placement would be considered a limited offering.

(h)“Personal Account” means every account for which an Access Person may directly or indirectly influence or control the investment decisions of the account and otherwise be deemed to have Beneficial Ownership. This typically includes accounts of (a) any Access Person, (b) the spouse of such Access Person, (c) any children living in the same household of such Access Person, and/or (d) any other person residing in the same household of such Access Person, if such Access person has a beneficial interest in such account(s). Each of the above accounts is considered a personal account of the Access Person.

(i)“Prohibited Transactions” means a personal securities transaction prohibited by this Code.

(j)“Purchase or sale of a security” means the buying or selling of any stock and includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.

(k)“Secondary Offering” means an offering of securities of a publicly traded company that prior to the offering were not registered under the Securities Act of 1933, as amended.

(l)“Securities” or “Covered Securities” means a security as defined in section 202(a)(18) of the Investments Advisers Act, exception that it does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds, other than ETFs and Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. Examples of Covered Securities include, but are not limited to:

•Equity securities including common and preferred stock;
•Corporate and Municipal bonds;
•Exchange Trade Funds;
•Reportable Funds;
•Closed end funds and offshore funds;
•Investments convertible into, or exchangeable for, stock or debt securities;
•Any derivative instrument relating to any of the above securities, including options, warrants and futures; and
•Any initial public offerings (IPOs) or interests in a limited offering (such as a private pooled investment vehicle) in any of the foregoing.
2.Fiduciary Obligations, Ethical Principles and Standards of Business Conduct

The Firm and its Access Persons have an ongoing fiduciary responsibility to the Firm’s clients and must ensure that the needs of the clients always come first. The Firm holds its Access Persons to a very high standard of integrity and business practices. In serving its clients, the Firm and its Access Persons must at all times deal with clients in an honest and ethical manner and comply with all applicable Federal Securities Laws.

While affirming its confidence in the integrity and good faith of its Access Persons, the Firm understands that the knowledge of present or future client portfolio transactions and the power to influence client portfolio transactions, if held by such individuals, places them in a position where their personal interests might become conflicted with the interests of the Firm’s clients. Such conflicts of interest could arise, for example, if securities are bought or sold for personal accounts in a manner that either competes with the purchase or sale of securities for clients or results in an advantageous position for the personal accounts.

Because the Firm is a fiduciary to its clients, Access Persons must avoid actual and potential conflicts of interest with the Firm’s clients. Therefore, in view of the foregoing and in accordance with the provisions of Rule 204A-1 under the Investment Advisers Act of 1940, the Firm has adopted this Code to outline general fiduciary principles and standards of business conduct, prohibit certain types of activities that are deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to outline reporting requirements and enforcement procedures.

In addition, Access Persons must adhere to the following general principles as well as to the Code’s specific provisions:

(a)At all times, the interests of the Firm’s clients must come first;
(b)Personal securities transactions must be conducted consistent with the Code and in a manner that avoids any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
(c)No inappropriate advantage should ever be taken that is contrary to the Firm’s responsibilities and duties to its clients.

3.Unlawful Actions

It is unlawful for any Access Person:

(a)To employ any device, scheme or artifice to defraud a client;
(b)To make any untrue statement of a material fact to any of the Firm’s clients or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
(c)To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
(d)To engage in any manipulative practice with respect to a client.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Firm clients.

4.Procedures regarding trading by Access Persons in Personal Accounts

(a)Preclearance Approval: No Access Person may purchase or sell any Covered Securities in a Personal Account, with the exception of the exempted transactions listed in 4(b) below, without written pre-approval by the Chief Compliance Officer (“CCO”) or designee. The approval must be requested by the Access Person by submitting a request via the Schwab Compliance Technologies software (“SCT System”). When using the SCT System each Access Person must follow the procedures built into the software program. All preapproved trades must be completed no later than the close of business on the next trading day after written approval is received. The CCO will obtain written pre-approval of personal trades from a member of the Compliance team. Importantly, there may be times when an Access Person is denied approval to trade in their Personal Account. This may be due to a number of factors, including that the Covered Security is being actively traded in client accounts.

Please note: At the discretion of the CCO and in accordance with the Firm’s written policy and procedures regarding aggregated block trades, Access Person transactions may be included in an aggregated block trade for clients, so long as it is in the same direction (i.e., all buys or all sells), for the same security and requested on the same day the aggregated block trade takes place. In these cases, the transaction does not require written pre-approval from the CCO.

(b)Exempt Transactions:

1.No Access Person shall be required to pre-clear or report the following transactions:
•A purchase or sale of shares of an open-end mutual fund, (excluding ETFs, which must be reported and, in some cases, pre-approved)
•U.S. treasury bonds, treasury notes, treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. government or its agencies or instrumentalities.
•Debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit (not including corporate or high yield bonds)
•Commercial paper
•Repurchase agreements

2.A purchase or sale of 250 shares or less per day of the common stock of any security that is listed in the Russel 1000 Index at time of trade. It is the responsibility of the Access Person to show proof of the stock being listed in that Index as of trade date. Such proof will need to be provided to the CCO or designee upon request.

3.A purchase or sale of 250 shares or less of certain ETFs, which can be found in the Microsoft Teams “What You Always Wanted To Know About Compliance” files under Trading Resources. It is the responsibility of the Access Person to show proof of the EFT being listed on the Excluded List as of the trade date.

(c) Prohibition on IPO and Limited Offerings: Access Persons are prohibited from purchasing any IPO, including any secondary offering and offerings made on the Internet, and any limited offerings, including but not limited to private placements and offerings of pooled investment vehicles in a Personal Account without obtaining written approval through the SCT System prior to submitting an indication of interest with the issuer or broker.

(d) Blackout Period: No Access Person may purchase or sell shares of a Covered Security in a Personal Account within three (3) business days before and one (1) business day after any client transaction in the same Covered Security unless such transaction is included in an aggregated block trade or otherwise exempted under 4(b) above.

(e) Ban on Short-term Trading Profits: Access Persons must hold each Covered Security for a period of not less than ten (10) days from date of acquisition unless such transaction is included in an aggregated block trade or doing so would result in a substantial loss to the Access Person. Under the latter circumstance, the Access Person must obtain written approval from the CCO or designee (or COO in the case of the CCO) prior to the sale of the Covered Security and provide a written detailed explanation of the hardship.

(f) Misuse of Non-Public Information: No Access Person shall divulge or act upon any material, non-public information as such activity is defined hereto in Appendix 2: Lido Advisors, LLC Insider Trading Policies and Procedures, which are incorporated herein. Upon initial execution of this Code and annually thereafter, all Access Persons are required to read the Insider Trading Policies and Procedures, sign and date the acknowledgment of receipt and understanding form via the SCT System within 15 days of receipt.

5.Conflicts of Interest Issues

(a)Political Contributions: LAL or any LAL employee that is considered a “Covered Associate” (as defined below), may not make Political Contributions (as defined below) to any one candidate or official, per election that in the aggregate would exceed $150.00 if the Covered Associate could not vote for the candidate or official, or $350.00 if the Covered Associate could vote for the candidate or official, without obtaining prior approval in writing from the CCO (or COO in the case of the CCO) via the SCT System.

All LAL employees must report their political contribution to the CCO (or COO in the case of the CCO) via the SCT System, within 10 days after the contribution has been made. In addition, new employees and any promoted employees that fall within the definition of Covered Associate will be required to report, using the SCT System, all political contributions they made within the last six months from date of hire or promotion, or within the last two years, if their employment or promotion requires the Covered Associate to solicit clients on behalf of the Firm.

Covered Associate of LAL means:
i.Any general partner, managing member or executive officer, or other individual with a similar status or function;
ii.Any employee who solicits a government entity for LAL and any person who supervises, directly or indirectly, such employee; and

iii.Any political action committee controlled by LAL or by any person described in paragraphs (i) and (ii) above.

Political Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:
i.The purpose of influencing any election for federal, state or local office;
ii.Payment of debt incurred in connection with any such election; or
iii.Transition or inaugural expenses of the successful candidate for state or local office.

(b)Charitable Donations: In order to avoid any potential or real conflicts of interests with clients, Access Persons must obtain written approval from the CCO (or COO in the case of the CCO) via the SCT System, prior to making any type of charitable donation to: 1) any client or potential client; and 2) any charity or charitable event when requested to make such donation by a client, potential client or consultant.

(c)    Gifts: No Access Person shall accept or give any gift or other item (for the purpose of this Code “gifts” include but are not limited to cash, merchandise, prizes, travel expenses, entertainment tickets) of more than $250 in value per year to/from any person or entity that does business with or on behalf of the Firm. All gifts given and received must be reported to the CCO or designee (or COO in the case of the CCO) at the time the gift was given and/or received via the SCT System. Meals, entertainment and travel in the presence of the person or entity that does or seeks to do business with LAL are permitted outside the $250 limit, but must be reported to the CCO or designee prior to the event via the SCT System

(d)Service on Boards: No Access Person shall serve on the board of directors of a company, institution, endowment, charity, or any other organization without prior written authorization by the CCO or designee (or COO in the case of the CCO) via the SCT System. If board service is authorized, such Access Person shall at all times ensure that they have no role in making any type of investment decisions with respect to the company, unless otherwise approved by the CCO or designee (or COO in the case of the CCO).

Additionally, Access Persons are prohibited from serving on the board of any company that is held as an investment in any Reportable Fund.

(e)Outside Business Activities: While associated with LAL, no Access Person will accept outside employment or receive outside compensation without obtaining written pre-approval by the CCO or designee (or COO in the case of the CCO) via the SCT System. (Please note: This procedure must be followed even if the outside activity is performed without receiving compensation.)

(f)Volunteer Work: While associated with LAL, no Access Person may be involved with any type of activity which may bring negative publicity to LAL.

6.Reporting and Compliance Procedures

(a)Brokerage Statements: All Access Persons shall report via the SCT System initially upon hire and anytime a new account is opened for a Personal Account, and otherwise provide all necessary information to the CCO so that the Firm may direct such broker(s) to send the CCO a copy of each trade confirmation and/or brokerage account statement generated for each of the Access Person’s Personal Account(s) in which he/she has a beneficial interest.
(b)Submission of Quarterly Reports: In order for the Firm to monitor compliance with the Code and to comply with Rule 204A-1 under the Investment Advisers Act, every Access Person shall be required to report to the CCO or designee (or COO in the case of the CCO) via the SCT System, the information described below, or in the alternative, cause the Firm to receive or be provided with monthly/quarterly brokerage account statements that contain the following information:

i.The date of the transaction (either trade date or settlement date), the name of the Security, the symbol, the number of shares, the maturity date and/or the interest rate, if applicable, and the principal amount of each Security involved;

ii.The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

iii.The price of the Security at which the transaction was affected;

iv.The name of the broker, dealer or bank with or through whom the transaction was affected; and

v.The name and account number of the Personal Account.

For transactions in personal brokerage accounts for which LAL has not timely received4 a duplicate statement, the Access Person is required to complete and submit a Lido Advisors, LLC Personal Securities Transaction Report by logging into the SCT System within 30 days following quarter-end, uploading reportable brokerage account statements for the quarter, and complete the required attestation.

(c)Initial and Annual Holdings Reports: No later than 10 days after becoming an Access Person, and annually thereafter, each Access Person must submit to the CCO or designee (or COO in the case of the CCO) a report of his or her personal securities holdings and those of his or her immediate family members in any Covered Securities using the Lido Advisors, LLC Initial/Annual Holdings Report via the SCT System. The report(s)/brokerage statements submitted through the SCT system must be inclusive of all reportable securities and Access Person will attest to the accuracy and completeness of such report(s) in the SCT system. The report must include the following information, which must be as of a date no more than 45 days prior to the date the report was submitted:

i.The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

ii.The name of the broker, dealer or bank with which the Access Person maintains an account in which the securities are held; and

iii.The date the Access Person submits the report.

4 In the August 31, 2004 adoption of rule 204A-1 [17 CFR 275.204A-1] under the Investment Advisers Act of 1940 [15 U.S.C. 80b] and amended rule 17j-1 [17 CFR 270.17j-1] under the Investment Company Act of 1940 [15 U.S.C. 80a], the SEC clarified in the Investment Advisers Codes of Ethics release that such information must be received by the Adviser within 30 days following quarter-end.

7.Administration of the Code

(a)The CCO or designee (or COO in the case of the CCO) will review all reports and other information submitted under this Code. This review will include, but not be limited to: 1) an assessment of whether the Access Person followed the required procedures, 2) an assessment of whether the Access Person has traded in the same securities as the Firm’s clients and if so, determining whether the client terms for the transactions were more favorable, 3) an assessment of any trading patterns that may indicate abuse, including market timing, and 4) performing any other assessment that may be necessary to determine whether there have been any violations of the Code.

(b)Access Persons are required to immediately report any potential violation or violation of this Code of which he or she becomes aware, to the CCO (or COO in the case of the CCO). No Access Person will be sanctioned for reporting a potential violation or violation.

(c)Each Access Person shall receive a copy of the Code initially upon becoming an Access Person, annually and anytime the Code is amended. Upon receipt, each Access Person is required to read and understand the requirements of the Code and then submit to the CCO or designee, the Code of Ethics Acknowledgment Form via the SCT System. The Acknowledgment Form must be submitted no later than 30 days from the date of receipt of the Code and any amendments thereto.

(d)This Code does not amend or supersede any other Code(s) of Ethics that may affect the duties and obligations of any person affected hereby.

(e)Upon amendment of this Code, the CCO will provide a copy to the CCO of each Reportable Fund for approval or ratification by their Board of Trustees.

(f)At least quarterly, the CCO or designee will furnish to each Reportable Fund’s CCO, a written report with respect to any violations of this Code by Oakhurst Access Persons and any procedures or sanctions imposed in response to the violations and such other information as may be reasonably requested by the Series Portfolios Trust CCO.

(g)At least annually, the CCO or designee shall prepare and provide a written report to each Reportable Fund’s CCO that:

i.Provides a summary of any violations that occurred during the past year requiring significant remedial action;

ii.Describes any procedural changes made during the past year;

iii.Describes any recommended changes to this Code or any related code or procedures; and

iv.Certifies to the Board of Trustees of each Reportable Fund, in the form prescribed by each Reportable Fund’s Code of Ethics, that Oakhurst has adopted procedures reasonably necessary to prevent Oakhurst Access Persons from violating the Oakhurst Code of Ethics.

8.Violations of the Code

The CCO or designee will assess whether any violation has occurred. If it is determined that a violation has occurred, the CEO may impose such sanctions as deemed appropriate, including, but not limited to suspension of personal trading privileges for a period, disgorging of profits made by the violator and/or dismissal from LAL.
9.Exceptions

The CCO (or COO in the case of the CCO) may grant written exceptions to the provisions of the Code based on equitable considerations (e.g., rapid markets, hardship, satisfaction of a court order, etc.). The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided that no exception will be granted where the exceptions would result in a violation of Rule 204A-1 of the Advisers Act or any other Federal Securities Law.

10.Record keeping Requirements

The CCO or designee, will be responsible for maintaining the following records pertaining to the Code for a minimum of five years from the end of the fiscal year in which the report was obtained and/or in effect, the first two years on-site in an accessible place, with the exception of (c) below, which will be kept for five years after the individual ceases to be deemed an Access Person.

(a)A list of all of the Firm’s Access Persons, which will include every person who was deemed an Access Person at any time within the past five years, even if they are no longer deemed as such.

(b)Copies of the Code and all amendments thereto.

(c)Copies of all the written acknowledgments required in 7(c) above submitted by each Access Person.

(d)A record of any violation of the Code and any action taken as a result of the violation.

(e)Copies of each report submitted by an Access Person required in 6(b) and (c) above.

(f)Copies of all brokerage statements submitted in accordance with 6(a) above.

(g)All pre-clearance decisions and the reasons supporting the decision, when applicable.

.

Any Access Person having questions relating to the Code should contact the CCO.

Code of Ethics – Appendix 1

LIDO ADVISORS, LLC
EXAMPLES OF BENEFICIAL OWNERSHIP

The below are examples only and not all inclusive:

•Securities held by an Supervised Person for their own benefit, regardless of the form in which held;

•Securities held by others for an Supervised Person’s benefit, such as securities held by custodians, brokers, relatives, executors, or administrators;

•Securities held by a pledge for an Supervised Person’s account;

•Securities held by a trust in which an Supervised Person has an income or remainder interest, unless the Supervised Person’s only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by Will a distribution of trust property or income to the Supervised Person;

•Securities held by an Supervised Person as trustee or co-trustee, where the Supervised Person or any member of their immediate family (i.e., spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as a blood relationship) has an income or remainder interest in the trust;

•Securities held by a trust of which the Supervised Person is the settler, if the Supervised Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

•Securities held by a general or limited partnership in which the Supervised Person is either the general partner of such partnership or a controlling partner of such entity (e.g., Supervised Person owns more than 25% of the partnership’s general or limited partnership interests);

•Securities held by a personal holding company controlled by an Supervised Person alone or jointly with others;

•Securities held in the name of minor children of an Supervised Person or in the name of any relative of an Supervised Person or of their spouse (including an adult child) who is presently sharing the Supervised Person’s home;

•Securities held in the name of any person other than an Supervised Person and those listed above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Supervised Person obtains benefits equivalent to those of ownership; and

•Securities held in the name of any person other than an Supervised Person, even though the Supervised Person does not obtain benefits equivalent to those of ownership (as described above), if the Supervised Person can vest or re-vest title in himself.

Code of Ethics – Appendix 2

LIDO ADVISORS, INC
INSIDER TRADING POLICIES AND PROCEDURES

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“1988 Act”) further extends the safeguards of the Securities Exchange Act of 1934 as it pertains to "insider trading." The purpose of this Insider Trading Policies and Procedures is to comply with the 1988 Act and the Investment Advisers Act of 1940, as amended. In addition, these policies and procedures herein are designed to provide a program for educating, detecting and preventing insider trading by Supervised Persons of LAL.

DEFINITIONS

“Insider” is a person with access to material key information about a publicly traded company before it is announced to the public. Typically, the term refers to corporate officers, directors and key personnel, but may be extended to include family members, relatives and/or others in a position to capitalize on insider information. Additionally, persons may be characterized as "temporary" or "constructive" insiders if they have access to material non-public information for a legitimate purpose in the context of performing a service for a particular company. Examples include, but are not limited to accountants, attorneys and even printers who print financial information.

"Insider Information" describes material non-public information regarding corporate events that have not yet been made public. For example, the officers of a firm know in advance if the company is about to be acquired or if the latest earning report is going to differ significantly from information previously released. If information reasonably influences the purchase, sale or market value of a company's securities and such information has not yet been publicized in a widely used medium, then it is considered insider information.

“Misappropriation” usually occurs when a person acquires inside information about one company in violation of a duty owed to another company. For example, if an employee of ABC Public Company has knowledge that XYZ Public Company is negotiating a merger with ABC Company, that employee has material nonpublic information about both companies and must not trade in such companies’ stocks or pass on the information to anyone that does not already know.

    “Reportable Fund” means (i) any mutual fund for which the Firm may serve as an investment adviser or sub-adviser as defined in section 2(a)(2) of the Investment Company Act of 1940; or
(ii)    any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

“Tipping” is passing along inside information to others. A tip occurs when an insider (the "tipper") discloses inside information to another person (the “recipient”), which causes the recipient to become an insider and therefore subject to a duty not to trade or pass along the information while in possession of that information. The act of tipping violates the 1988 Act and both the tipper and the recipient may be subject to liability for insider trading regardless of whether a benefit was derived from the action.

PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for the employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:
•civil injunctions;
•disgorgement of profits;

•jail sentences;
•fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and
•Criminal penalties that can result in a maximum fine of up to $5,000,000 and twenty
(20) years imprisonment.

POLICY

LAL and its Supervised Persons are prohibited from acting upon material non-public information, which includes tipping.

There may be times that a Supervised Person receives insider information during the ordinary course of employment with the Firm and regardless if the receipt of such information is advertent or inadvertent, that person will be deemed an “insider”. This may occur under a variety of circumstances, including but not limited to the following:

Example 1: LAL’s client may be an officer or director of a publicly traded company that is undergoing material structural changes and discloses these changes to a Supervised Person.

Example 2: A Supervised Person inadvertently receives insider information during a research call with a public company, an expert network consultant, a broker-dealer, an investment manager, or others with such information.

Example 3: A Supervised Person receives non-public information regarding a tender offer.

If a Supervised Person is unsure or suspects that he/she may have obtained or may be perceived to have obtained insider information, they should notify the CCO immediately.

Prohibited activity while in receipt of material non-public information includes but is not limited to the following activities:

•Purchasing or selling a security (or a derivative of such security) for any LAL client, in a Personal Account or any proprietary account, or in any other account while in possession of material, non-public information relating to that security or its issuer of affiliates; and
•Communicating material, non-public information to another (with the exception of the CCO), whether or not such communication leads to or was intended to lead to, a purchase or sale of securities.
To help avoid possible violations, senior management of LAL will exercise great care, in accordance with the procedures outlined below, in the supervision of Supervised Persons and of the securities transactions of their personnel. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, Supervised Persons must consult with the CCO prior to effecting the transaction.

PROCEDURES

Use of Expert Networks Providing Research
Expert networks are defined as “A group of professionals who are paid by outsiders for their specialized information and research services.” Supervised Persons must notify the CCO prior to engaging/contracting with an expert network firm to provide specialized research. The CCO or designee will perform and document a due diligence review of the expert network firm, including a review of the controls in place at the firm regarding insider trading and ensuring that material non- public information is not passed on to their clients. Additionally, all contracts entered into with the expert network firm must contain a statement by the expert network firm that they will not at any time provide material non-public information to LAL or any of the firm’s Supervised Persons.

Contacts with Public Traded Companies
Any Supervised Person that has contact with an employee, director, officer, or majority shareholder of any publicly traded company to obtain research information or to discuss matters that relate to any investment advisory account of LAL, the Supervised Person will:

1.Maintain a log of all meetings and calls with such employee, director, officer, or majority shareholder; and
2.Immediately notify the CCO if the Supervised Person believes that he or she has received any material non-public information during such contact.

Clients Who Are Officers of Public Companies
From time to time, LAL may have clients who are majority shareholders, directors, officers, or employees of publicly traded companies. When this occurs, the IAR assigned to such client(s) is responsible for immediately notifying the CCO, who will determine whether that security should be added to the Firm’s Restricted Securities List.

Restricted Securities List
When a security is placed on a Restricted Securities List, Supervised Persons are prohibited from purchasing or selling such Restricted Securities in any Personal Account (as such term is defined in the Firm’s Code of Ethics), or on behalf of any client account during the full time period they are listed. The CCO shall be responsible for maintaining the Firm’s Restricted Securities List and will ensure that all Supervised Persons are notified of the securities listed on the Restricted Securities List, along with changes that are made from time to time.

Notification of Receipt of Material Non-Public Information
Any Supervised Person who becomes aware of material, non-public information, or becomes aware of any Supervised Person that may have or has obtained such information should immediately advise the CCO. Supervised Persons are prohibited from discussing such with any other firm personnel.

Ongoing Responsibility of Supervised Persons
All Supervised Persons must make an ongoing diligent effort to ensure that a violation of these Insider Trading Policies and Procedures does not occur. This requires all Supervised Persons to:

(a)Read, understand, and agree in writing to comply with the Firm’s Insider Trading Policies and Procedures. Supervised Persons are required to sign the acknowledgment initially upon hire, when amendments are made, and annually thereafter through the SCT System;

(b)Disclose to the CCO any employment, relationship, or other involvement (such as board membership or employment by a family member or relative) with a publicly traded company;

(c)Ensure that no trading occurs in their Personal Account(s) in any security (or derivative of such security) for which they have material, non-public information;

(d)Make periodic (no less than annual) written certifications to the Firm that they have not traded upon or communicated material nonpublic information;

(e)Not disclose insider information obtained from any source whatsoever to any person not already having such knowledge (except the CCO when reporting receipt of such insider information);

(f)Attend all mandatory educational and training required by the Firm and read all insider trading materials provided by the CCO or designee;

(g)Consult with the CCO when questions arise regarding potential receipt of material, non- public information or when potential violations of these Insider Trading Policies and Procedures are suspected;

(h)Adhere to all requirements under the Firm’s Code of Ethics, including this Insider Trading Policy; and

(i)Cooperate fully with the CCO and any senior managers during any investigation of potential violations of these Insider Trading Policies and Procedures.

EMPLOYEE TRAINING AND EDUCATION

Supervised Persons will be provided with a copy of this Insider Trading Policy initially upon hire and annually thereafter. In addition, all Supervised Persons shall attend any seminars and/or meetings required by LAL that provides education and training with respect to the Firm’s Insider Trading Policy and the prohibitions of insider trading in general. Periodically, LAL shall provide Supervised Persons with written materials discussing these procedures and insider trading in general.

VIOLATIONS AND SANCTIONS

Any potential violation of LAL’s Insider Trading Policies and Procedures will result in an internal review and could result in immediate sanctions, including termination of employment for all Supervised Person(s) involved.

Please note: no Supervised Person will be sanctioned for the reporting of any potential or actual violation of the Firm’s Insider Trading Policies and Procedures.